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              Issuer Free Writing Prospectus, dated August 23, 2006
          Filed pursuant to Rule 433 under the Securities Act of 1933 -
                     Registration Statement No. 333-130549

             NRG ENERGY ANNOUNCES SECONDARY OFFERING OF COMMON STOCK

PRINCETON, NJ; (AUGUST 23, 2006)--NRG Energy, Inc. (NYSE: NRG) today announced that on August 23, 2006, affiliates of Kohlberg Kravis Roberts & Co. and Texas Pacific Group (the "Selling Shareholders") sold 4,315,727 shares and 4,107,002 shares, respectively (an aggregate of 8,422,729 shares), of NRG common stock to Morgan Stanley & Co. Incorporated (the "Underwriter") pursuant to two separate Underwriting Agreements, each dated August 23, 2006. The sale transactions with the Selling Shareholders were separately negotiated. The Selling Shareholders acquired their shares in a private placement as part of the consideration that NRG paid for the acquisition of Texas Genco LLC on February 2, 2006. After this sale, the Selling Shareholders will hold no shares of NRG's issued and outstanding common stock. NRG will not receive any proceeds from the offering by the Selling Shareholders.

The 8,422,729 shares of NRG common stock purchased by the Underwriter from the Selling Shareholders are being offered for resale by the Underwriter in an at-the-market offering in negotiated transactions or otherwise, at market prices prevailing on the New York Stock Exchange at the time of sale, at prices related to the prevailing market price or otherwise.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, the underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free at 1-866-718-1649.

ABOUT NRG

NRG Energy, Inc. owns and operates a diverse portfolio of power-generating facilities, primarily in Texas and the Northeast, South Central and Western regions of the United States. Its operations include baseload, intermediate, peaking, and cogeneration facilities, thermal energy production and energy resource recovery facilities. NRG also has ownership interests in generating facilities in Australia and Germany.


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SAFE HARBOR DISCLOSURE

This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and typically can be identified by the use of words such as "will," "expect," "estimate," "anticipate," "forecast," "plan," "believe" and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause NRG's actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG's future results included in NRG's filings with the Securities and Exchange Commission at www.sec.gov.

                                      # # #

CONTACTS:

         MEDIA:                             INVESTOR RELATIONS:
         Meredith Moore                     Nahla Azmy
         609.524.4522                       609.524.4526

         Lori Neuman                        Kevin Kelly
         609.524.4525                       609.524.4527




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